Exhibit 10.1

Credit Agreement

Dated as of February 15, 2005

among

Lincoln Educational Services Corporation

The Guarantors from time to time parties hereto,

The Lenders from time to time parties hereto,

and

Harris Trust and Savings Bank,

as Administrative Agent

Section 6.5.	Financial Reports
Section 6.6.	No Material Adverse Effect
Section 6.7.	Full Disclosure
Section 6.8.	Trademarks, Franchises, and Licenses
Section 6.9.	Governmental Authority and Licensing
Section 6.10.	Good Title
Section 6.11.	Litigation and Other Controversies
Section 6.12.	Taxes
Section 6.13.	Approvals
Section 6.14.	Affiliate Transactions
Section 6.15.	Investment Company; Public Utility Holding Company
Section 6.16.	ERISA
Section 6.17.	Compliance with Laws
Section 6.18.	Other Agreements
Section 6.19.	Solvency
Section 6.20.	No Default

Section 7.	Conditions Precedent

Section 7.1.	All Credit Events
Section 7.2.	Initial Credit Event

Section 8.	Covenants

Section 8.1.	Maintenance of Business
Section 8.2.	Maintenance of Properties
Section 8.3.	Taxes and Assessments
Section 8.4.	Insurance
Section 8.5.	Financial Reports
Section 8.6.	Inspection
Section 8.7.	Borrowings and Guaranties
Section 8.8.	Liens
Section 8.9.	Investments, Acquisitions, Loans and Advances
Section 8.10.	Mergers, Consolidations and Sales
Section 8.11.	Maintenance of Subsidiaries
Section 8.12.	Dividends and Certain Other Restricted Payments
Section 8.13.	ERISA
Section 8.14.	Compliance with Laws
Section 8.15.	Burdensome Contracts With Affiliates
Section 8.16.	No Changes in Fiscal Year
Section 8.17.	Formation of Subsidiaries and Schools
Section 8.18.	Change in the Nature of Business
Section 8.19.	Use of Loan Proceeds
Section 8.20.	No Restrictions
Section 8.21.	Intentionally Omitted
Section 8.22.	Financial Covenants

Section 9.	Events of Default and Remedies

Section 9.1.	Events of Default
Section 9.2.	Non-Bankruptcy Defaults
Section 9.3.	Bankruptcy Defaults
Section 9.4.	Collateral for Undrawn Letters of Credit
Section 9.5.	Notice of Default
Section 9.6.	Expenses

Section 10.	Change in Circumstances

Section 10.1.	Change of Law
Section 10.2.	Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR
Section 10.3.	Increased Cost and Reduced Return
Section 10.4.	Lending Offices
Section 10.5.	Discretion of Lender as to Manner of Funding

Section 11.	The Administrative Agent

Section 11.1.	Appointment and Authorization of Administrative Agent
Section 11.2.	Administrative Agent and its Affiliates
Section 11.3.	Action by Administrative Agent
Section 11.4.	Consultation with Experts
Section 11.5.	Liability of Administrative Agent; Credit Decision
Section 11.6.	Indemnity
Section 11.7.	Resignation of Administrative Agent and Successor Administrative Agent
Section 11.8.	L/C Issuer
Section 11.9.	Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements
Section 11.10.	Designation of Additional Agents

Section 12.	rThe Guarantees

Section 12.1.	The Guarantees
Section 12.2.	Guarantee Unconditional
Section 12.3.	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances
Section 12.4.	Subrogation
Section 12.5.	Waivers
Secrtion 12.6.	Limit on Recovery
Section 12.7.	Stay of Acceleration
Section 12.8.	Benefit to Guarantors
Section 12.9.	Guarantor Covenants

Section 13.	Miscellaneous

Section 13.1.	Withholding Taxes

r

Section 13.2.	No Waiver, Cumulative Remedies
Section 13.3.	Non-Business Days
Section 13.4.	Documentary Taxes
Section 13.5.	Survival of Representations
Section 13.6.	Survival of Indemnities
Section 13.7.	Sharing of Set-Off
Section 13.8.	Notices
Section 13.9.	Counterparts
Section 13.10.	Successors and Assigns
Section 13.11.	Participants
Section 13.12.	Assignments
Section 13.13.	Amendments
Section 13.14.	Headings
Section 13.15.	Costs and Expenses; Indemnification
Section 13.16.	Set-off
Section 13.17.	Entire Agreement
Section 13.18.	Governing Law
Section 13.19.	Severability of Provisions
Section 13.20.	Excess Interest
Section 13.21.	Construction
Section 13.22.	Lender’s Obligations Several
Section 13.23.	Confidentiality
Section 13.24.	Submission to Jurisdiction; Waiver of Jury Trial
Section 13.25.	USA Patriot Act

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D	—	Revolving Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Exhibit G	—	Assignment and Acceptance
Schedule 1	—	Commitments
Schedule 1.2	—	Existing Letters of Credit
Schedule 6.2	—	Subsidiaries
Schedule 8.8	—	Existing Liens

CREDIT AGREEMENT

This Credit Agreement is entered into as of February 15, 2005, by and among Lincoln Educational Services Corporation, a New Jersey corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Harris Trust and Savings Bank (“HTSB”), as Administrative Agent as provided herein.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                                 The Credit Facilities.

Section 1.1.                                Revolving Credit Commitments .  Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time.  Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages.  As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.  Revolving Loans may be repaid and prepaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.2.                                Letters of Credit .  (a) General Terms.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the Borrower’s account in an aggregate undrawn face amount at any time outstanding not to exceed the L/C Sublimit, provided that the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time.  Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit outstanding at any time shall constitute usage of the Revolving Credit Commitment of each Lender in an amount equal to its Revolver Percentage of the L/C Obligations with respect to such Letter of Credit then outstanding.  Notwithstanding anything herein to the contrary, the

Existing Letters of Credit shall constitute “Letters of Credit” herein for all purposes of this Agreement to the same extent, and with the same force and effect, as if such Letters of Credit had been issued under this Agreement at the request of the Borrower (even though, among other things, the Existing Letters of Credit were originally issued at the request of one or more Subsidiaries of the Borrower, it being understood that, by its execution and delivery of this Agreement, the Borrower hereby agrees to become jointly and severally liable as a co-applicant on each of the Existing Letters of Credit to the same extent as if it had manually executed the application for each of the Existing Letters of Credit as a joint and several co-applicant therefor).

(b)                                 Applications.  At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Revolving Credit Termination Date, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”).  Notwithstanding anything contained in any Application to the contrary:  (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof or as may be modified pursuant to the terms of Section 1.9 hereof, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, either with the proceeds of a Borrowing of Base Rate Loans pursuant to the last sentence of Section 1.5(c) hereof or otherwise, the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed).  If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice within a period specified in such Letter of Credit that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal on any date during such specified period if on or before the last day of such specified period:  (i) the expiration date of such Letter of Credit if so extended would be after the date 30 days prior to the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit.  The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

(c)                                  The Reimbursement Obligations.  Subject to Section 1.2(b) hereof, the Borrower shall reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) by no later than 1:00 p.m. (Chicago time) on the date when each drawing is paid if the Borrower has been informed of such payment by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is paid or, if notice of such payment is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is paid, by 10:00 a.m. (Chicago time) on the next Business Day, in immediately available funds at the

Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds).  If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

The Borrower’s Reimbursement Obligations as provided in this Section 1.2(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the L/C Issuer, nor any of their or their Affiliates’ directors, officers, employees, agents or advisors, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.  In the event of any conflict between the terms of this Agreement and the terms of any Application, the terms of this Agreement shall govern.

(d)                                 The Participating Interests.  Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer.  Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date such Reimbursement Obligation is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day.  Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default (other than an Event of Default of which the Administrative Agent is aware pursuant to the standard set forth in the seventh sentence of Section 11.3 hereof which exists at the time of the issuance of the Letter of Credit in question and which is not at such time or thereafter waived in accordance with Section 13.13 hereof or remedied to the satisfaction of the Required Lenders or such other group of Lenders as would be required to waive such Event of Default pursuant to Section 13.13 hereof) or by any reduction or termination of any Commitment of any Lender (other than, with respect to a Lender, a reduction or termination of such Lender’s Commitment prior to the issuance of the Letter of Credit in question to the extent that such reduction or termination would cause such Lender’s Percentage of the outstanding principal amount of Revolving Loans and L/C Obligations, after giving effect to the issuance of the Letter of Credit in question, to exceed its Commitment at such time, unless such Lender’s Commitment is subsequently increased with such Lender’s consent to eliminate such excess), and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Indemnification.  The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)                                    Manner of Requesting a Letter of Credit.  The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement.  The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 1.3.                                Applicable Interest Rates .  (a) Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of:  (i) the rate of interest announced or otherwise established by HTSB from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to HTSB at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount of the Base Rate Loan owed to HTSB for such day for which such rate is being determined, plus (y) 1/2 of 1%.

(b)                                 Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars are offered to HTSB at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by HTSB as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c)                                  Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.4.                                Minimum Borrowing Amounts; Maximum Eurodollar Loans .  Each Borrowing of Base Rate Loans shall be in an amount not less than $500,000 or such greater amount which is an integral multiple of $100,000.  Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000.  Without the Administrative Agent’s consent, there shall not be more than five Borrowings of Eurodollar Loans outstanding at any one time.

Section 1.5.                                Manner of Borrowing Loans and Designating Applicable Interest Rates .  (a) Notice to the Administrative Agent.  The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time):  (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.4’s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower.  The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form reasonably acceptable to the Administrative Agent.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)                                 Notice to the Lenders.  The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)                                  Borrower’s Failure to Notify; Automatic Continuations and Conversions.  Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.5(a) that the Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.8(a).  If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event the Borrower fails to give notice pursuant to Section 1.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)                                 Disbursement of Loans.  Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois.  The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois.

(e)                                  Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such

Lender pays such amount to the Administrative Agent at a rate per annum equal to:  (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon from the date such amount was made available to the Borrower until (but excluding) the date the Borrower pays such amount to the Administrative Agent at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.6.                                Interest Periods .  As provided in Section 1.5(a) hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options.  The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending:  (a) in the case of Base Rate Loans, on the earlier of (i) the last day of the calendar quarter (i.e.,  the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter) and (ii) the date such Base Rate Loans are repaid or prepaid or are converted to Eurodollar Loans, and (b) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months thereafter; provided, however, that:

(a)                                  any Interest Period for a Borrowing of Revolving Loans consisting of Base Rate Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(b)                                 no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Credit Termination Date;

(c)                                  whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d)                                 for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.7.                                Maturity of Loans .  Each Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.8.                                Prepayments.   (a) Optional.  The Borrower shall have the privilege of prepaying without premium or penalty (except as set forth in Section 1.11 below) and in whole or in part (but, if in part, then:  (i) if such Borrowing is of Base Rate Loans, in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 hereof remains outstanding) any Borrowing of Loans at any time upon, in the case of a Borrowing of Eurodollar Loans, 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

(b)                                 Mandatory.  (i) If the Borrower or any Subsidiary shall at any time or from time to time after the Closing Date make a Disposition or suffer an Event of Loss resulting in Net Cash Proceeds in excess of $1,500,000 individually or on a cumulative basis for all such Dispositions and Events of Loss in any fiscal year of the Borrower (such excess amount the “Excess Net Cash Proceeds”), then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or of such Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Loans, and shall pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid (or prepay the Loans, and pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid, and prefund the L/C Obligations if required under Section 9.4 hereof), in an aggregate amount equal to 100% of such Excess Net Cash Proceeds; provided that in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to reinvest, within 90 days of the receipt by it of Net Cash Proceeds from such Disposition or Event of Loss, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition or Event of Loss, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Excess Net Cash Proceeds to the extent such Excess Net Cash Proceeds are actually reinvested in such similar assets with such 90-day period.  Promptly after the end of such 90-day period, the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has reinvested such Excess Net Cash Proceeds in such similar assets, and to the extent such Excess Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Loans, and shall pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid (or prepay the Loans, and pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid, and prefund the L/C Obligations if required under Section 9.4 hereof), in the amount of such Excess Net Cash Proceeds not so reinvested.  The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations of the several Lenders based on the principal amounts thereof.  The Borrower may elect to defer any prepayment required under this Section 1.8(b)(i) until the end of the applicable Interest Period of one or more Borrowings of Eurodollar Loans so as to avoid incurring funding indemnity costs under Section 1.11 hereof, provided that cash in the amount of any prepayment so deferred shall be deposited by the Borrower in a non-interest bearing blocked cash collateral account with the Administrative Agent during the period of such deferral.

(ii)                                  If after the Closing Date the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than (x) shares of common stock of the Borrower issued in its initial public offering (including any shares issued pursuant to an over-allotment offering), (y) equity securities issued in connection with the exercise of employee stock options and (z) capital stock issued to the seller of an Acquired Business in connection with a Permitted Acquisition, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Loans, and shall pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid (or prepay the Loans, and pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid, and prefund the L/C Obligations if required under Section 9.4 hereof), in an aggregate amount equal to 100% of such Net Cash Proceeds.  The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations of the several Lenders based on the principal amounts thereof.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 hereof or any other terms of this Agreement. The Borrower may elect to defer any prepayment required under this Section 1.8(b)(ii) until the end of the applicable Interest Period of one or more Borrowings of Eurodollar Loans so as to avoid incurring funding indemnity costs under Section 1.11 hereof, provided that cash in the amount of any prepayment so deferred shall be deposited by the Borrower in a non-interest bearing blocked cash collateral account with the Administrative Agent during the period of such deferral.

(iii)                               If after the Closing Date the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7(a)-(h) hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Loans, and shall pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid (or prepay the Loans, and pay accrued interest to the date of such prepayment on the aggregate principal amount being prepaid, and prefund the L/C Obligations if required under Section 9.4 hereof), in an aggregate amount equal to 100% of such Net Cash Proceeds.  The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations of the several Lenders based on the principal amounts thereof.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of this Agreement. The Borrower may elect to defer any prepayment required under this Section 1.8(b)(iii) until the end of the applicable Interest Period of one or more Borrowings of Eurodollar Loans so as to avoid incurring funding indemnity costs under Section 1.11 hereof, provided that cash in the amount of any prepayment so deferred shall be deposited by the Borrower in a non-interest bearing blocked cash collateral account with the Administrative Agent during the period of such deferral.

(iv)                              The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments (such term being understood to refer to the aggregate amount of such Commitments in effect at such time, whether used or unused) have been so reduced.

(v)                                 Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof.  Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c)                                  The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.  Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid, prepaid and borrowed again.

Section 1.9.                                Default Rate.  Notwithstanding anything to the contrary contained in Section 1.3 hereof, while any Event of Default exists or after acceleration of the Loans pursuant to Section 9.2 or 9.3, the Borrower shall pay interest (after as well as before entry of judgment to the extent permitted by law) on the principal amount of all Loans owing by it and shall pay letter of credit fees at a rate per annum equal to:

(a)                                  for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)                                 for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time such Event of Default shall occur until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect; and

(c)                                  for any letter of credit fees payable pursuant to the second sentence of Section 2.1(b) hereof, the sum of 2.0% plus the Applicable Margin from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower.  While any Event of Default exists or after acceleration, interest and letter of credit fees shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10.                         The Notes .  (a) The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D hereto.  Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”

(b)                                 Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto.  The record thereof made in good faith by a Lender, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon as required under this Agreement.  At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 1.11.                         Funding Indemnity .  If any Lender shall incur any loss, cost or expense (excluding any loss of anticipated profit, but otherwise including without limitation any other loss, cost or expense reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)                                  any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)                                 any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.5(a) hereof,

(c)                                  any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)                                 any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender and the receipt by the Borrower of the certificate of such Lender referred to in the next succeeding sentence, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 1.12.                         Commitment Terminations.     (a) Optional Revolving Credit Terminations.  The Borrower shall have the right at any time and from time to time, upon 5 Business Days prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments (such term being understood to refer to the aggregate amount of such Commitments in effect at such time, whether used or unused) may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and of L/C Obligations then outstanding.  Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.  The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b)                                 Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

Section 1.13.                         Substitution of Lenders.  Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 10.1 hereof or (c) in the event any Lender is in default in any material respect with respect to its obligations under the Loan Documents (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to the identity of the assignee of such assignment, (iii) the Affected Lender shall receive one or more payments from either the Borrower or one or more assignees of all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) owing to it hereunder for a purchase of its Obligations at par, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof.

Section 2.                                                 Fees.

Section 2.1.                                Fees.  (a) Revolving Credit Commitment Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments.  Such commitment fee shall be payable quarter-annually in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)                                 Letter of Credit Fees.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account an issuance fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit.  Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) applied to the daily average maximum amount available to be drawn under all Letters of Credit outstanding during such quarter (assuming compliance with all conditions to drawing thereunder).  In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, and other administrative fees for each Letter of Credit.  Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c)                                  Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent, for its own use and benefit, the other fees agreed to between the Administrative Agent and the Borrower in a letter dated October 22, 2004 or as otherwise agreed to in writing between them.

(d)                                 Audit Fees.  The Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one such audit per calendar year.

Section 3.                                                 Place and Application of Payments.

Section 3.1.                                Place and Application of Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the

Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate in writing to the Borrower) for the benefit of the Lender or Lenders entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after the Obligations have been declared, or have become, due and payable, shall be remitted to the Administrative Agent and distributed as follows:

(a)                                  first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)                                 second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)                                  third, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)                                 fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e)                                  fifth, to the Borrower or whoever else may be lawfully entitled thereto.

Section 4.                                                 The Collateral and Guaranties.

Section 4.1.                                Collateral.  The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by (a) valid, perfected and enforceable Liens on all right, title, and interest of the Borrower and each Subsidiary in all capital stock and other equity interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Subsidiary in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that:  (i) unless and until an Event of Default has occurred and is continuing and thereafter unless and until otherwise required by the Administrative Agent or the Required Lenders, Liens on deposit accounts maintained by the Borrower and the Subsidiaries need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $250,000 in the aggregate, (ii) unless and until an Event of Default has occurred and is continuing and thereafter unless and until otherwise required by the Administrative Agent or the required Lenders, Liens on payroll accounts maintained by the Borrower and the Subsidiaries need not be perfected provided the total amount on deposit at any time not so perfected does not exceed the current amount of their payroll obligations, (iii) unless and until an Event of Default has occurred and is continuing and thereafter, unless and until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $250,000 in the aggregate, (iv) unless and until otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens on the capital stock or other equity interests of a Foreign Subsidiary shall be limited to 66% of the total outstanding Voting Stock of any such Foreign Subsidiary owned by a Domestic Subsidiary and shall not be granted in respect of the stock of any Foreign Subsidiary owned by another Foreign Subsidiary, and (v) unless and until otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens shall not be granted on the assets of a Foreign Subsidiary.  The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holder of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject only to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

Section 4.2.                                Liens on Real Property.  In the event the Borrower or any Subsidiary owns or hereafter acquires any real property, the Borrower shall, or shall cause such Subsidiary to, execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust reasonably acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses reasonably incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall (except to the extent waived by the Administrative Agent)

supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.3.                                Guaranties.  The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed each direct and indirect Subsidiary of Borrower pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”); provided, however, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a guarantor hereunder.

Section 4.4.                                Further Assurances.  The Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral, including without limitation using commercially reasonable efforts to cause landlords of its leased property to deliver landlord waivers and, if applicable, consents to leasehold mortgages, in favor of the Administrative Agent.  In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, the Borrower or such Subsidiary (as the case may be) shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower or such Subsidiary (as the case may be) shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5.                                Collections.   The Borrower shall promptly, but in any event within 30 days after the Closing Date, make arrangements (including the opening of a central collections account with HTSB) whereby all cash proceeds of the Collateral of the Borrower and each Subsidiary are required to be deposited into one or more accounts maintained by the Borrower or any of its Subsidiaries with HTSB or with other financial institutions selected by the Borrower and acceptable to the Administrative Agent (which financial institutions have entered into reasonably acceptable account control agreements with the Administrative Agent relating to such accounts), pursuant to arrangements under which the balance of collected funds standing on deposit in such accounts maintained with such other financial institutions are transmitted to one or more collections accounts at HTSB, except to the extent agreed by the Borrower and the Administrative Agent with respect to certain payroll and demand deposit accounts of the Borrower and its Subsidiaries.

Section 5.                                                 Definitions; Interpretation.

Section 5.1.                                Definitions.  The following terms when used herein shall have the following meanings:

“Acceptable Accounting Firm” is defined within the definition of “Permitted Acquisition” in this Section 5.1.

“Accrediting Body” means any entity or organization which engages in granting or withholding Accreditation or similar approval for private post-secondary schools and educational programs, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools and programs, including, without limitation, the Accrediting Commission for Career Schools and Colleges of Technology.

 “Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body’s standards and requirements.

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquired EBITDA” means, with reference to any Acquired Business for any period, Acquired Net Income for such period plus (i) the sum of all amounts deducted in arriving at such Acquired Net Income amount in respect of (a) Acquired Interest Expense for such period, (b) federal, state, and local income taxes of the Acquired Business for such period, and (c) depreciation of fixed assets and amortization of intangible assets of the Acquired Business for such period, subject to adjustments approved by the Administrative Agent.

“Acquired EBITDAR” means, with reference to any Acquired Business for any period, Acquired EBITDA for such period plus Rental Expenses of the Acquired Business for such period, subject to adjustments approved by the Administrative Agent.

“Acquired Interest Expense” means, with reference to any Acquired Business for any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Acquired Business for such period determined on a consolidated basis in accordance with GAAP.

“Acquired Net Income” means, with reference to any Acquired Business for any period, the net income (or net loss) of the Acquired Business for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Acquired Net Income the net income (or net loss) of any Person (other than a subsidiary of such Acquired Business) in which the Acquired Business has a equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Acquired Business during such period.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a

Person, or of any business or division of a Person, (b) the acquisition of an amount in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is, immediately prior to such transaction or series of related transactions, a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted EBITDA” means, with reference to any period, EBITDA for such period plus the Acquired EBITDA of the Persons or assets which are the subject of any Permitted Acquisition during such period, adjusted for the reasonably expected savings in operating expenses resulting from such Permitted Acquisition as if such Permitted Acquisition was consummated on the first day of such period, all such calculations and adjustments to be approved by the Required Lenders in their reasonable discretion.

“Adjusted EBITDAR” means, with reference to any period, EBITDAR for such period plus the Acquired EBITDAR of the Persons or assets which are the subject of any Permitted Acquisition during such period, adjusted for the reasonably expected savings in operating expenses resulting from such Permitted Acquisition as if such Permitted Acquisition was consummated on the first day of such period, all such calculations and adjustments to be approved by the Required Lenders in their reasonable discretion.

“Adjusted LIBOR” is defined in Section 1.3(b) hereof.

“Administrative Agent” means Harris Trust and Savings Bank, in its capacity as administrative agent hereunder, and any successor pursuant to Section 11.7 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL FUNDED DEBT/ADJUSTED EBITDA RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING CREDIT AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER REVOLVING CREDIT AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:

IV	Greater than or equal to 2.0 to 1.0	0.25%	1.75%	0.40%

III	Less than 2.0 to 1.0, but greater than or equal to 1.50 to 1.0	0.0%	1.50%	0.35%

II	Less than 1.50 to 1.0, but greater than or equal to 1.0 to 1.0	0.0%	1.25%	0.30%

I	Less than 1.0 to 1.0	0.0%	1.00%	0.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after December 31, 2004, the date on which the Borrower has delivered to the Administrative Agent the Borrower’s most recent financial statements and compliance certificate (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof.  The Applicable Margin shall be established based on the Total Funded Debt/Adjusted EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements and compliance certificate by the date such financial statements and compliance certificate (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, from such date until such financial statements, compliance certificate and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply).  If the Borrower subsequently delivers such financial statements and compliance certificate before the next Pricing Date, the Applicable Margin established by such late delivered financial statements and compliance certificate shall take effect from the date of such delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established with respect to such financial statements and compliance certificate shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements and Compliance Certificate until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 1.5(a) hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) at any time prior to the Borrower’s initial public offering of common stock, Stonington shall cease to own, directly or indirectly, at least 51% of the outstanding Voting Stock of the Borrower on a fully-diluted basis, (b) at any time after the Borrower’s initial public offering of common stock, any Person or two or more Persons acting in concert, other than Stonington and Five Mile River, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of the Voting Stock (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower, (c) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (d) any “Change of Control” or “Control Event” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Borrower or any of the Subsidiaries outstanding at such time in a principal amount aggregating in excess of $1,000,000 shall occur, which “Change of Control” or “Control Event” (or words of like import) would permit the acceleration of the maturity of such Indebtedness for Borrowed Money or require the issuer or borrower of such Indebtedness for Borrowed Money to offer to one or more of the holders thereof to prepay in full such Indebtedness for Borrowed Money.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Cohort Default Rate” shall have the meaning as provided in 34 C.F.R. Section 668 Subpart M.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Mortgages, the Pledge Agreement, the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Commitments” means the Revolving Credit Commitments.

“Consolidated Total Assets” means, as of any time, the total assets of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means the Revolving Credit.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means, with respect to any Person, the sale, lease, conveyance or other disposition of Property of such Person, other than sales or other dispositions expressly permitted under Section 8.10(a), (b), (d) or (e) hereof.

“DOE” shall mean the United States Department of Education and any successor agency administering Title IV Programs.

“Domestic Subsidiary” means each Subsidiary other than a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus  the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period, minus, to the extent otherwise included in Net Income for such period, any gain on the Disposition of the real property in Indianapolis, Indiana owned by Lincoln Technical Institute, Inc.

“EBITDAR” means, with reference to any period, EBITDA for such period plus Rental Expense for such period.

“Eligible Line of Business” means the business of operating educational facilities and/or programs providing postsecondary educational programs, vocational training and/or corporate training and each line of business related thereto.

“Environmental Claim” means any investigation, notice, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority relating thereto or (d) from any actual or alleged damage, injury, threat or harm to health and safety (as such relates to Hazardous Materials), natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health and safety (as such relates to Hazardous Materials) and the indoor or outdoor environment, (b) the conservation or management of natural resources and wildlife, (c) the protection of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage,  Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release of Hazardous Material to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, and the regulations promulgated and rulings issued thereunder.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.3(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Net Cash Proceeds” is defined in Section 1.8(b) hereof.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 11, 2003 among Lincoln Technical Institute, Inc., the Guarantors party thereto and HTSB, as administrative agent and sole Lender, as amended as of the date hereof.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.2 hereto.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

“Financial Responsibility Composite Score” means the composite score of the Borrower’s and its Subsidiaries’, on a consolidated basis, equity, primary reserve and net income ratios described in 34 C.F.R. Sections 668.171(b)(1) and Section 668.172 and appendices A and B to Subpart L of 34 C.F.R. of Section 668, provided that if at any time the Borrower or its

Subsidiaries are required by the DOE to report such composite score on a School-by-School or other basis, their “Financial Responsibility Composite Score” shall also refer to the composite score for each School or other Person required to be reported to the DOE.

“Financing Obligation” means that certain sale-leaseback transaction with respect to real property between Lincoln Technical Institute, Inc. and W.P. Carey & Co. LLC that is treated as a financing obligation in accordance with GAAP.

“Five Mile River” means Five Mile River Capital Partners LLC, a Connecticut limited liability company.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled cash payments of principal made or to be made with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries for such period on a consolidated basis, plus (b) cash Interest Expense for such period on a consolidated basis, plus (c) Rental Expense of the Borrower and its Subsidiaries on a consolidated basis for such period.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any of the Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any such Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantor” and “Guarantors” each is defined in Section 12.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.3 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste or byproduct defined or regulated as a pollutant or contaminant under Environmental Law, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” pursuant to an Environmental Law.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate floor agreements, interest rate exchange agreements, foreign currency contracts, currency swap contracts, or other similar interest rate or currency hedging arrangements as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“HTSB” is defined in the introductory paragraph of this Agreement.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any reimbursement obligation or other liability in respect of banker’s acceptances or letters of credit, calculated at the full face amount thereof, whether or not drawn upon or matured, as the case may be, and (g) any indebtedness referred to in clauses (a) through (f), above, whether or not assumed by such Person, secured by Liens on Property acquired by such Person at the time of acquisition thereof, it being understood that the term “Indebtedness for Borrowed Money” shall not include (x) trade payables arising in the ordinary course of business or (y) liabilities of any Person relating to the Financing Obligation.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.6 hereof.

“L/C Issuer” means Harris Trust and Savings Bank.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any ratified treaty or convention, or any statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Harris Trust and Savings Bank and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“LIBOR” is defined in Section 1.3(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications and the Collateral Documents.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document, (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any of its material obligations under any Loan Document or the material rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document on any material portion of the Collateral, or (d) the imposition by the DOE of a requirement that the Borrower, any Subsidiary or any School post or procure or obtain the issuance of a Title IV Letter of Credit in an amount in excess of the then-unused L/C Sublimit in order to establish the continued eligibility of the Borrower, any Subsidiary or any School to participate in Title IV Programs.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, each Mortgage and Security Agreement with Assignment of Rents and each Deed of Trust and Security Agreement with Assignment of Rents between the Borrower or the relevant Subsidiary and the Administrative Agent relating to such Person’s real property owned as of the Closing Date and located in the states of Ohio, Indiana and Tennessee and any other mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Multiemployer Plan” means any employee pension benefit plan covered by Title IV of ERISA that is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Nashville” means Nashville Auto Diesel College, Inc., a Tennessee corporation.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for the account of such Person, net of (i) reasonable costs relating to such Disposition, (ii) sale, use or other transactional taxes paid or payable by such Person in connection with or as a result of such Disposition, and (iii) the aggregate principal amount of Indebtedness for Borrowed Money (other than the Obligations) secured by a Lien on any assets which are the subject of such Disposition and which indebtedness is required by its terms to be repaid in connection with such Disposition and release of Lien, (b) with respect to any Event of Loss suffered by a Person, cash and cash equivalent proceeds received by or for the account of such Person (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering by a Person of equity securities of such Person or the issuance by such Person of any Indebtedness for Borrowed Money of such Person, cash and cash equivalent proceeds received by or for the account of such Person, net of reasonable legal, underwriting, and other fees, discounts and expenses relating to such offering or issuance.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and the Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of the Subsidiaries has a equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period.

“Net Worth” means, for any Person and at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of such Person in accordance with GAAP.

“Notes” means and includes the Revolving Notes.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of their Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Operating Lease” means any lease of Property other than a Capital Lease.

“Participating Interest” is defined in Section 1.2(d) hereof.

“Participating Lender” is defined in Section 1.2(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage.

“Permitted Acquisition” means (1) with respect to any Acquisition, an Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)                                  the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b)                                 the Acquisition shall not be a Hostile Acquisition;

(c)                                  if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower and any Subsidiary (as applicable) shall have complied with the requirements of Section 4 hereof in connection therewith;

(d)                                 after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 8.22 on a pro forma basis;

(e)                                  the Administrative Agent shall have received pro forma calculations reasonably satisfactory to it showing, on a pro forma basis for the Borrower and the Subsidiaries and the Acquired Business, compliance at a level satisfactory to the Administrative Agent with all financial ratios required by the DOE with respect to the Borrower and each School, including without limitation the financial responsibility and 90/10 ratios;

(f)                                    the Acquired Business shall have had Acquired EBITDA of not less than —$5,000,000 in aggregate for its four most recently completed fiscal quarters; and

(g)                                 after giving effect to the Acquisition and any Credit Events in connection therewith, the Borrower shall have a minimum of $5,000,000 in Unused Revolving Credit Commitments;

(2)                                  with respect to any Acquisition for which the aggregate Total Consideration paid by the Borrower or any of the Subsidiaries for the Acquired Business is equal to or greater than $20,000,000 but less than $35,000,000, an Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)                                  the financial statements of the Acquired Business shall have been audited by an independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Administrative Agent (“Acceptable Accounting Firm”), or if such financial statements have not been audited by such an accounting firm, such financial statements shall have been approved by the Administrative Agent;

(b)                                 the Administrative Agent has received due diligence material in form and substance reasonably satisfactory to it with respect to the Acquired Business, including without limitation a review of all regulatory compliance at the Acquired Business and, the Acquired Business shall have undergone a successful so-called businessman’s review by an Acceptable Accounting Firm as part of the Borrower’s due diligence on the Acquisition (whether or not financial statements audited by an Acceptable Accounting Firm have been provided with respect to such Acquired Business);

(c)                                  the Acquired Business shall have had Acquired EBITDA of not less than $0 for its most recently completed fiscal quarter and, in aggregate, for its four most recently completed fiscal quarters; and

(d)                                 the Borrower shall have notified the Administrative Agent and Lenders not less than 45 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information and 3-year pro forma financial forecasts of the Acquired Business on a stand alone basis as well as of the Borrower on a consolidated basis after giving effect to the Acquisition, together with covenant compliance calculations satisfactory to the Administrative Agent showing pro forma compliance with Section 8.22 hereof, both before and after the proposed Acquisition (and giving effect to any Borrowing or equity issuance in connection therewith), for the four fiscal quarter period ending at the end of the last fiscal quarter ending prior to the date of such Acquisition, and assuming for the purpose of such pro forma calculations that such Acquisition had taken place on the first day of such four fiscal quarter period, and with any adjustments to EBITDA as a result of or in connection with such Acquisition to be subject to the approval of the Administrative Agent and substantiated by third party due diligence reasonably acceptable to the Administrative Agent; and

(3)                                  with respect to any Acquisition with the aggregate Total Consideration paid by the Borrower or any of the Subsidiaries for the Acquired Business greater than $35,000,000, the Required Lenders consent to such Acquisition.

“Permitted Liens” means Liens of the types permitted pursuant to Section 8.8(a)-(i) hereof, inclusive.

“Permitted Management Fees” means management fees, consulting fees, finders’ fees or similar fees in an aggregate amount not to exceed the sum of $1,050,000 per fiscal year of the Borrower, plus an additional $500,000 with respect to each Permitted Acquisition, provided that (i) an amount not less than the lesser of (1) $750,000 and (2) the amount of Permitted Management Fees actually incurred by the Borrower and the Subsidiaries during any fiscal year of the Borrower (and payable to any Person other than the Borrower or any Subsidiary) is charged against revenues in the determination of Net Income for such fiscal year, and (ii) the amount of any Permitted Management Fees incurred by the Borrower and the Subsidiaries during any fiscal year of the Borrower (and payable to any Person other than the Borrower or any Subsidiary) and not charged against revenues in the determination of Net Income for such fiscal year shall be included within Total Consideration in calculating the Borrower’s compliance with the provisions of Section 8.9 hereof.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof or a School.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is maintained by a member of the Controlled Group for employees of a member of the Controlled Group.

“Pledge Agreement” means that certain Pledge Agreement dated the date of this Agreement among the Borrower and the Subsidiaries and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary, including without limitation the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Purchase Money Indebtedness” means indebtedness incurred to finance the purchase price of, or cost of construction or improvement of, Property at the time of or within 90 days before or after the date of such purchase, construction or improvement and in a principal amount not exceeding the purchase price or cost of such construction or improvement, as the case may be, of such Property.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing any Hazardous Material.

“Rental Expense” means obligations for fixed rentals or other consideration payable to any Person (other than to the Borrower or a Wholly-owned Subsidiary) under Operating Leases payable during such period on a consolidated basis.

“Required Lenders” means, as of the date of determination thereof, Lenders whose Revolving Credit Commitments constitute more than 50% of the Revolving Credit Commitments of all the Lenders or, if the Revolving Credit Commitments have been terminated, Lenders whose outstanding Loans and interests in Letters of Credit constitute more than 50% of the sum of the total outstanding Loans and interests in Letters of Credit of the Lenders.

“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.  The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $100,000,000 on the date hereof.

“Revolving Credit Termination Date” means February 15, 2010, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.10 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“School” means a postsecondary institution of higher education and its additional locations, taken together, operated by the Borrower or any Subsidiary.

“Secretary of the DOE” shall mean the Secretary of the DOE or an official employee of the DOE acting for the Secretary of the DOE under a delegation of authority.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement among the Borrower and the Subsidiaries and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Significant Regulatory Event” means, as the context may require, either (a) a failure of a Person to maintain its status as an “eligible institution”, as defined in 34 C.F.R. Sections 600.2 and 600.5, (b) a failure of a Person to maintain its eligibility to participate in Title IV Programs (including without limitation any suspension or termination of Title IV funding), (c) a failure of a Person to maintain in effect any of its Accreditations, or (d) a failure of a Person to maintain in full force and effect its licenses to provide post-secondary education in any jurisdiction, which failure of any of the types described in clauses (a), (b), (c) and (d) when taken together with all other such failures of any of the types described in clauses (a), (b), (c) and (d) occurring during the current fiscal quarter and the three previous fiscal quarters of the Borrower, affects (x) Schools which contributed more than 10% of the EBITDA of the Borrower and the Subsidiaries for the most recent four complete fiscal quarters of the Borrower, or (y) Schools the assets of which comprise more than 10% of the Borrower’s Consolidated Total Assets as of the end of its most recent fiscal quarter.

“Stonington” means Stonington Partners, Inc., a Delaware corporation.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Taxes” is defined in Section 13.1 hereof.

“Title IV Letter of Credit” means a letter of credit required by the DOE to enable the Borrower, any Subsidiary or a School to satisfy the DOE’s requirements of financial responsibility necessary for its continued eligibility to participate in the Title IV Programs.

“Title IV Programs” means the Title IV Programs as listed in 34 C.F.R. Section 668.1(c).

“Total Consideration” means, with respect to an Acquisition by any Person, the total amount (but without duplication) of (a) cash paid by such Person in connection with any Acquisition, plus (b) Indebtedness for Borrowed Money payable by such Person to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, plus (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or any Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the rate of 10% per annum), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the amount of Indebtedness for Borrowed Money assumed by such Person in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Borrower and the Subsidiaries at such time, including all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of the Subsidiaries or which the Borrower or any of the Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of the Subsidiaries has otherwise assured a creditor against loss.

“Total Funded Debt/Adjusted EBITDA Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and the Subsidiaries as of the last day of such fiscal quarter to Adjusted EBITDA of the Borrower and the Subsidiaries for the period of four fiscal quarters then ended.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the amount, if any, by which the Revolving Credit Commitments then in effect exceed the aggregate then outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA that is maintained for employees of the Borrower or any other member of the Controlled Group or in respect of which the Borrower or any member of the Controlled Group could have liability.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2.                                Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3.                                Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and the Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 6.                                                 Representations and Warranties .

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1.                                Organization and Qualification.  The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the state of its incorporation, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2.                                Subsidiaries.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and any Liens permitted under Section 8.8(a) or (c) hereof.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.  Schedule 6.2 also identifies each School and its identification number.

Section 6.3.                                Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee (in the case of the Subsidiaries only) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by the Borrower and by each Subsidiary have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law (which, in the case of any such performance or observance after the Closing Date, could reasonably be expected to have a Material Adverse Effect) or contravene or constitute a default under any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4.                                Use of Proceeds; Margin Stock.  The Borrower shall, and shall permit the Subsidiaries to, use the proceeds of the Revolving Credit to refinance existing indebtedness, to finance Capital Expenditures, to finance Permitted Acquisitions, to pay transaction expenses relating to any of the foregoing, for its general working capital purposes, to issue Title IV Letters of Credit and for such other legal and proper purposes as are consistent with all applicable laws.  Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 6.5.                                Financial Reports.  The restated consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related restated consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2004, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 9 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither the Borrower nor any Subsidiary has contingent liabilities which are material to the Borrower and the Subsidiaries, taken as a whole, other than as indicated in such restated financial statements (including the footnotes thereto) or, with respect to future periods, in the financial statements (including the footnotes thereto) furnished pursuant to Section 8.5 hereof.

Section 6.6.                                No Material Adverse Effect.  Since December 31, 2003, there has been no Material Adverse Effect.

Section 6.7.                                Full Disclosure.  The written information furnished by the Borrower to the Administrative Agent in connection with the negotiation of this Agreement and the other Loan Documents (excluding the financial reports covered by the representation and warranty in Section 6.5 hereof and the written information covered by the representation and warranty in the next succeeding sentence) does not contain, as of the Closing Date, any materially untrue statements of a material fact or, as of the Closing Date, omit a material fact necessary to make the material statements contained herein or therein not materially misleading.  The projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy contained in such written information have been prepared in good faith based upon reasonable assumptions (it being understood that such projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy are subject to significant uncertainties and contingencies, and that no assurance can be given that any particular projections, estimates, forecasts or budgets will be realized).

Section 6.8.                                Trademarks, Franchises, and Licenses.  The Borrower and the Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9.                                Governmental Authority and Licensing.  The Borrower and the Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, including without limitation the DOE and all state education departments, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, the Borrower and the Subsidiaries have qualified under all necessary laws and regulations to participate in Title IV Programs.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.  The educational programs of the Borrower and the Subsidiaries have been accredited by Accrediting Commission for Career Schools and Colleges of Technology, and no such accreditation has been denied, suspended or revoked, except for any such denial, suspension or revocation which could not reasonably be expected to have a Material Adverse Effect.

Section 6.10.                         Good Title.  The Borrower and the Subsidiaries have good title to (or valid leasehold interests in) their assets as reflected on the most recent consolidated balance sheet  of the Borrower and the Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales or other dispositions of assets since the date of such consolidated balance sheet which are permitted hereunder), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11.                         Litigation and Other Controversies.  There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12.                         Taxes.  All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  The Borrower does not know of any proposed additional tax assessment against it or the Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13.                         Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document to which it is a party, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14.                         Affiliate Transactions.  Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, except for any management, consulting or similar agreements resulting in the payment of Permitted Management Fees.

Section 6.15.                         Investment Company; Public Utility Holding Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.16.                         ERISA.  Except to the extent not reasonably expected to result in a liability of the Borrower or any Subsidiary in an amount in excess of $1,000,000 collectively for all such Persons, the Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability which has not been satisfied to the PBGC or a Plan or a Multiemployer Plan under Title IV of

ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA.

Section 6.17.                         Compliance with Laws. The Borrower and the Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, Title IV, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Without limiting generality of the foregoing and notwithstanding any limitations contained therein, all of the Borrower’s and each Subsidiary’s operations are in compliance with (i) all laws, regulations and standards, the violation of which would terminate or materially impair the Borrower’s, any Subsidiary’s or any School’s eligibility for participation in student financial assistance programs under Title IV, (ii) the federal Truth-in-Lending Act, 15 U.S.C. § 1601 et seq., and all other consumer credit laws applicable to the Borrower, any Subsidiary or any School in connection with the advancing of student loans, except for such laws and regulations the violation of which, in the aggregate, will not result in the assessment of penalties and damages claims against the Borrower or any Subsidiary which are in excess of 5% of Borrower’s Consolidated Total Assets or which (even if in a lesser amount) could reasonably be expected to have a Material Adverse Effect, (iii) all statutory and regulatory requirements for authorization to provide post-secondary education in the jurisdictions in which its educational facilities are located except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (iv) all requirements to continuing its Accreditations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any written Environmental Claim, where any non-compliance or remedial action relating to the subject matter of such Environmental Claim, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.18.                         Other Agreements.  Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default could reasonably be expected to have a Material Adverse Effect.

Section 6.19.                         Solvency.  The Borrower and the Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20.                         No Default.  No Default or Event of Default has occurred and is continuing.

Section 6.21                            Anti-Terrorism Law.  (a) Neither the Borrower nor any of its Subsidiaries, nor to the knowledge of the Borrower, any of their respective Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to

Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “USA Patriot Act”).

(b)                                 Neither the Borrower nor any of its Subsidiaries, nor to the knowledge of the Borrower, any of their respective Affiliates, or brokers or other agents of such Person acting or benefiting in any capacity in connection with the Loans hereunder, is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designed national and blocked person” on the most current list published by the USA Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  Neither the Borrower nor any of its Subsidiaries, nor to the knowledge of the Borrower, any of their respective Affiliates, or brokers or other agents of such Person acting or benefiting in any capacity in connection with the Loans hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 7.                                CONDITIONS PRECEDENT.

The obligation of each Lender to advance any Loan or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1.                                All Credit Events.  At the time of each Credit Event hereunder:

(a)                                  each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;

(b)                                 no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)                                  in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension (other than an automatic extension) or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d)                                 such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

Section 7.2.                                Initial Credit Event.  Before or concurrently with the initial Credit Event:

(a)                                  the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower, any Guarantors and the Lenders;

(b)                                 the Administrative Agent shall have received for each Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

(c)                                  the Administrative Agent shall have received the Mortgages, Security Agreement and Pledge Agreement duly executed, as appropriate, by the Borrower and each Subsidiary, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary (66% of such capital stock in the case of any Foreign Subsidiary as provided in Section 4.1 hereof) as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Borrower and each Subsidiary, as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral assignments to the extent reasonably requested by the Administrative Agent, and (v) deposit account and securities account control agreements to the extent reasonably requested by the Administrative Agent;

(d)                                 the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as mortgagee and loss payee;

(e)                                  the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(f)                                    the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s or such Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(g)                                 the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and each Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization, provided that, to the extent that (i) the Borrower has not delivered a Colorado good standing certificate for Lincoln Technical Institute, Inc. prior to the initial Credit Event or (ii) any other good standing certificates delivered are dated more than 30 days prior to the Closing Date, the Borrower undertakes and agrees to deliver to the Administrative Agent within 15 days of the Closing Date the applicable good standing certificates dated no earlier than February 1, 2005 with respect to each of such Persons;

(h)                                 the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(i)                                     the Administrative Agent shall have received for itself and for the Lenders the fees called for by Section 2.1 hereof which are to be paid on or prior to the Closing Date;

(j)                                     the Administrative Agent shall have received a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in form and substance reasonably acceptable to the Administrative Agent from a title insurance company reasonably acceptable to the Administrative Agent in the aggregate amount of $32,698,000 insuring the Lien of the Mortgage on the Borrower’s real property located in Cincinnati, Ohio, Indianapolis, Indiana and Nashville, Tennessee to be a valid first priority Lien subject to no defects or objections which are unacceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may reasonably require;

(k)                                  the Administrative Agent shall have been provided (x) copies of all environmental assessments (other than those delivered to the Administrative Agent in connection with the Existing Credit Agreement) that are in the possession of the Borrower or any of its Subsidiaries relating to the parcels of real property subject to the Lien of the Mortgages and (y) a Phase I environmental assessment reasonably satisfactory in form and substance to the Administrative Agent of the real property located in Cincinnati, Ohio subject to the Lien of the Mortgages;

(l)                                     the Administrative Agent shall have received surveys in form and substance reasonably acceptable to the Administrative Agent prepared by licensed surveyors on each parcel of real property located in Nashville, Tennessee and Cincinnati, Ohio subject to the Liens of the Mortgages, which surveys shall also state whether or not any portion of the real property is in a federally designated flood hazard area;

(m)                               each Lender shall have received such evaluations and certifications as it may reasonably require (including a compliance certificate in the form attached hereto as Exhibit E containing compliance calculations of the financial covenants as of September 30, 2004, and satisfactory results of regulatory and collateral audits) in order to satisfy itself as to the financial condition of the Borrower and the Subsidiaries, and the lack of material contingent liabilities of the Borrower and the Subsidiaries;

(n)                                 the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(o)                                 the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower or any Subsidiary) and containing an authorization for the Administrative Agent to file UCC termination statements and an undertaking to cause to be delivered to the Administrative Agent any other lien release instruments necessary to release their Liens on the assets of the Borrower and each Subsidiary, which pay-off and lien release letters shall be in form and substance reasonably acceptable to the Administrative Agent;

(p)                                 the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent;

(q)                                 the Administrative Agent shall have received evidence satisfactory to it that the Adjusted EBITDA of the Borrower, with any adjustments thereto being acceptable to the Administrative Agent, for the twelve months ending on September 30, 2004 was not less than $35,000,000;

(r)                                    the Lenders shall be satisfied with the Borrower’s capital structure and with the terms and conditions of any agreements relating thereto;

(s)                                  the Borrower shall have opened one or more operating accounts at Harris Trust and Savings Bank;

(t)                                    each Lender shall have received all documentation and other information reasonably requested by it and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act; and

(u)                                 the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent or any Lender may reasonably request.

SECTION 8.                                COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1.                                Maintenance of Business.  The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof.  The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, the Borrower will, and will cause each School to, maintain in full force and effect, except to the extent that the failure to do so would not constitute a Significant Regulatory Event,  (i) its status as an “eligible institution,” as defined in 34 C.F.R. Sections 600.2 and 600.5, (ii) its eligibility to participate in all Title IV Programs in which and to the extent that it currently participates, (iii) its Accreditations, and (iv) its licenses to provide postsecondary education in all jurisdictions where it is so licensed.  Without limiting the generality of the foregoing and notwithstanding any limitations contained therein, the Borrower will, and will cause each School to, comply with all of the factors of financial responsibility set forth in 34 C.F.R. Section 668, 171-175, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary shall conduct any business other than an Eligible Line of Business.

Section 8.2.                                Maintenance of Properties.  The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3.                                Taxes and Assessments.  The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, governmental assessments, and other governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4.                                Insurance.  The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies, as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  The Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents.  The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5.                                Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent (for distribution to the Lenders) such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or any Lender may reasonably request; and without any request, shall furnish to the Administrative Agent for distribution by the Administrative Agent to the Lenders:

(a)                                  as soon as available, and in any event within 45 days after the close of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and the Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to (i) the absence of footnote disclosures and (ii) year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b)                                 as soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and the Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Deloitte & Touche LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)                                  within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d)                                 promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)                                  promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f)                                    within five (5) Business Days of submission to the DOE, a copy of all compliance audits and audited financial statements submitted to the DOE pursuant to 34 C.F.R. Section 668.23;

(g)                                 within five (5) Business Days of submission to any Accrediting Body, a copy of each annual report submitted to such Accrediting Body;

(h)                                 promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

(i)                                     as soon as available, and in any event within 30 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s consolidated and consolidating business plan for the following fiscal year, such business plan to show the Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent (which shall include a summary of all assumptions made in preparing such business plan);

(j)                                     promptly, but in any event within 5 Business Days of the occurrence thereof, notice of any Change in Control;

(k)                                  promptly, but in any event within 5 Business Days after knowledge thereof shall have come to the attention of the Chief Executive Officer, President, Chief Financial Officer, Corporate Counsel or Vice President of Compliance and Review of the Borrower or any Subsidiary, written notice of (i) any threatened or pending litigation, governmental proceeding, inquiry or investigation or labor controversy against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder, (iii) any pending or threatened loss of any Accreditation or state license other than those which could not reasonably be expected to have a Material Adverse Effect, (iv) any change in any of the information provided in the eligibility application, to the extent required under 34 C.F.R. Section 600.30, of the Borrower or any Subsidiary or any School, (v) any change to occur in state or federal laws, rules or governmental regulations or budgetary allocations or educational loan policies which could reasonably be expected to have a Material Adverse Effect, (vi) any pending or threatened investigation, inquiry or proceeding against any School by the DOE, any state governmental agency or Accrediting Body which is reasonably likely to have a Material Adverse Effect, or (vii) the imposition by the DOE of a requirement that the Borrower, any Subsidiary or any School post or procure or obtain the issuance of a Title IV Letter of Credit in order to establish the continued eligibility of the Borrower, any Subsidiary or any School to participate in Title IV Programs; and

(l)                                     with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written compliance certificate in the form attached hereto as Exhibit E signed by the Chief Financial Officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same.  Each compliance certificate furnished pursuant to subsections (a) and (b) above shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof and (but only at such intervals as such information is required to be furnished to the DOE) those financial ratios required by the DOE with respect to the Borrower and its Subsidiaries on a consolidated basis (or on any other basis then required to be reported to the DOE), including primary reserve, equity, net income and, with respect to each School, 90/10 ratios.

Section 8.6.                                Inspection.  Subject to the terms of Section 13.23 hereof, the Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and the Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.

Section 8.7.                                Borrowings and Guaranties.  The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness for Borrowed Money or any performance undertaking of any other Person (other than the Borrower or any Subsidiary or any School), or otherwise agree to provide funds for payment of the Indebtedness for Borrowed Money of any other Person, or otherwise assure a creditor of any other Person (other than the Borrower or any Subsidiary or any School) against loss; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)                                  the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of the Borrower and the Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates), and obligations of the type included within the definition of “Funds Transfer and Deposit Account Liability” owed to other Persons;

(b)                                 Purchase Money Indebtedness and Capitalized Lease Obligations of the Borrower and the Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(c)                                  obligations of the Borrower arising out of interest rate and foreign currency hedging agreements entered into with financial institutions in the ordinary course of business;

(d)                                 endorsement of items for deposit or collection received in the ordinary course of business;

(e)                                  indebtedness from time to time owing by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or by any Subsidiary to any other Subsidiary;

(f)                                    liabilities not to exceed $10,000,000 relating to the Financing Obligation;

(g)                                 indebtedness in a principal amount not to exceed $815,000, as reduced by payments of principal thereon, owing to Bank Midwest, NA, as assignee of Lyons Savings and Loan Association, and secured by a Lien on the property in Nashville, Tennessee subject to the Mortgage; and

(h)                                 unsecured indebtedness of the Borrower and the Subsidiaries not otherwise permitted by this Section in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding.

Section 8.8.                                Liens.  The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)                                  Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case that the obligation is not Indebtedness for Borrowed Money and that the obligation secured is not overdue for a period of more than 30 days or, if overdue for a period of more than 30 days, is being contested in good faith by appropriate proceedings which prevent enforcement of such Lien and adequate reserves have been established therefor;

(b)                                 mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of such Lien;

(c)                                  judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and the Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

(d)                                 Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing Purchase Money Indebtedness permitted by Section 8.7(b) hereof, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, constructed or improved, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price or the cost of such construction or improvement, as the case may be, of such Property, as reduced by repayments of principal thereon;

(e)                                  Liens on Property of the Borrower or any Subsidiary arising in connection with Capital Leases permitted under Section 8.7(b);

(f)                                    any interest or title of a lessor under any operating lease;

(g)                                 easements, rights-of-way, restrictions, and other similar encumbrances against real property of the Borrower and the Subsidiaries incurred in the ordinary course of business which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h)                                 the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents; and

(i)                                     Liens existing on the Closing Date and listed on Schedule 8.8 hereto.

Section 8.9.                                Investments, Acquisitions, Loans and Advances.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person (other than accounts receivable owed from students or former students of the Schools for tuition or fee payments), or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)                                  investments in direct obligations of the United States of America or of any agency or instrumentality thereof or obligations unconditionally guaranteed by the United States of America or any agency or instrumentality thereof which, in each case, constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)                                 investments in commercial paper rated at least P-1 (or the then-equivalent grade) by Moody’s and at least A-1 (or the then-equivalent grade) by S&P maturing within one year of the date of issuance thereof;

(c)                                  investments in certificates of deposit issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)                                 investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)                                  investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)                                    the Borrower’s investments from time to time in the Subsidiaries, and investments made from time to time by a Subsidiary in one or more of the Subsidiaries or in the Borrower; provided that any subsequent investment by the Borrower or any Subsidiary in a Person which was the Acquired Business in a Permitted Acquisition in which the Borrower and the Subsidiaries collectively owned less than 100% of the Voting Stock of such Acquired Business after giving effect to such Permitted Acquisition and which investment results in the Borrower or such Subsidiary increasing its ownership percentage of the Voting Stock of such entity shall be deemed to use a part of the permitted Total Consideration for all Permitted Acquisitions as set forth in clause (e) of the definition of “Permitted Acquisition”;

(g)                                 intercompany advances made from time to time between the Borrower or any Subsidiary and any one or more Subsidiaries in the ordinary course of business to finance working capital needs;

(h)                                 Permitted Acquisitions;

(i)                                     short-term loans and advances to employees for travel and other purposes in the ordinary course of business in an aggregate amount not to exceed $50,000 at any one time outstanding; and

(j)                                     other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $1,500,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions (other than loans and advances) shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10.                         Mergers, Consolidations and Sales.  The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a)                                  the sale or lease of inventory in the ordinary course of business;

(b)                                 the sale, transfer, lease or other disposition of Property of the Borrower and the Subsidiaries to one another; provided that no sale, lease or other disposition of property to ComTech Services Group, Inc. shall be permitted hereunder;

(c)                                  the merger of any Subsidiary with and into the Borrower or any other Subsidiary, or the consolidation of any Subsidiary with any other Subsidiary, or any merger or consolidation pursuant to or as part of a Permitted Acquisition provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger, and in the case of any merger or consolidation involving both a Wholly-owned Subsidiary and a Subsidiary other than a Wholly-owned Subsidiary, the surviving entity is a Wholly-owned Subsidiary;

(d)                                 so long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)                                  so long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or the relevant Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f)                                    so long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, the sale to a third party unaffiliated with the Borrower and its Subsidiaries of any or all Property comprising the Indianapolis campus; and

(g)                                 so long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating Net Cash Proceeds for the Borrower and its Subsidiaries not more than $1,500,000 during any fiscal year of the Borrower.

Upon the written request of the Borrower, the Administrative Agent shall release its Lien on any Property sold pursuant to the foregoing provisions.

Section 8.11.                         Maintenance of Subsidiaries.  The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary other than to the Borrower or a Wholly-owned Subsidiary, provided that following any such issuance, assignment, sale or transfer, such shares of stock or other equity interests shall be or remain, as the case may be, subject to the Lien of the Administrative Agent; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of the Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.10(c) above.  The Borrower has no Subsidiaries on the Closing Date other than those listed on Schedule 6.2 hereto.

Section 8.12.                         Dividends and Certain Other Restricted Payments.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests, (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, or (c) directly or indirectly pay any management, consulting or similar fees to any of its Affiliates (all of the foregoing, collectively, the “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (v) the declaration, payment or making of dividends or distributions payable solely in common stock or other common equity interests which do not by their terms, entitle the holder to receive guaranteed cash dividends or distributions, (w) the payment of any management, consulting or similar fees to the Borrower or any Wholly-owned

Subsidiary of the Borrower, (x) the declaration, payment or making of dividends or distributions by any Subsidiary of the Borrower to the Borrower or a Wholly-owned Subsidiary of the Borrower, (y) the payment by the Borrower, at any time when no Default or Event of Default exists or would be caused thereby, of Permitted Management Fees, or (z) the payment by any Subsidiary to the Borrower of dividends or distributions in an amount sufficient to enable the Borrower to timely pay when due United States federal, state and local income tax liabilities in respect of income earned by the Borrower and the Subsidiaries; provided, that the proceeds of such dividends or distributions are in fact used to pay such tax liabilities.

Section 8.13.                         ERISA.  The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien or Liens securing liabilities in an amount in excess of $1,000,000 (in the aggregate for all such Liens) against any of its Property, other than Liens permitted under Section 8.8 hereof.  The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, other than any reportable event with respect to which the 30-day notice requirement has been waived by the PBGC, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan or Multiemployer Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit; provided that the Borrower shall only be required to notify the Administrative Agent of any of the matters described in any of the foregoing clauses to the extent that any of such matters could reasonably be expected to result in the Borrower or any of the Subsidiaries incurring liabilities, fines, penalties or expenses in excess of $1,000,000 for all of such Persons collectively.

Section 8.14.                         Compliance with Laws.  (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property other than a Lien permitted under Section 8.8 hereof.  Without limiting the generality of the foregoing and notwithstanding any limitations contained therein, the Borrower and each Subsidiary shall and shall cause each School (to the extent that it is subject thereto) to comply with the Truth-in-Lending Act, 15 U.S.C. § 1601 et seq., all regulations promulgated thereunder, and all other consumer credit laws applicable to the Borrower, each Subsidiary and each School in connection with the advancing of student loans, except for such laws and regulations the violation of which, in the aggregate (i) could not reasonably be expected to result in the assessment of penalties and damages and claims against the Borrower, any Subsidiary or any School which are in excess of 5% of the Borrower’s Consolidated Total Assets, and (ii) (even if in a lesser amount) could not reasonably be expected to have a Material Adverse Effect.  The Borrower shall (a) ensure and cause each Subsidiary to ensure that no Person that owns a controlling interest in or otherwise controls the Borrower or any of its Subsidiaries is or shall be listed in any of the listings described in Section 6.21(b), and (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or order relating thereto or the Executive Order.

(b)                                 Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain or cause to be maintained each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all Environmental Laws applicable to such Premises; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) ”hazardous waste management facility” or “solid waste disposal facility” as defined pursuant to RCRA or any analogous state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in compliance with applicable Environmental Laws; (vii) within 15 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises:  (1) that it has any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any analogous state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release or material threatened Release of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release or material threatened Release of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release or material threatened Release of a Hazardous Material as required by any applicable Environmental Law; (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required of it by any governmental authority under any Environmental Law, or included in any no further action letter or covenant not to sue, in each case to which the Borrower or a Subsidiary is a party or addressee, issued by any governmental authority under any Environmental Law.

Section 8.15.                         Burdensome Contracts With Affiliates.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements with a Person not an Affiliate, except as described in Section 6.14 hereof.

Section 8.16.                         No Changes in Fiscal Year.  The fiscal year of the Borrower and the Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17.                         Formation of Subsidiaries and Schools.  Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).  Promptly upon the formation of any School, the Borrower shall supply to the Administrative Agent an updated Schedule 6.2 including the information with respect to such School required on such Schedule.  The Borrower shall not permit the total assets of its direct and indirect Foreign Subsidiaries (if any) to exceed 15% of Consolidated Total Assets at any time.

Section 8.18.                         Change in the Nature of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the Borrower or such Subsidiary, respectively, would not be engaged in an Eligible Line of Business.

Section 8.19.                         Use of Loan Proceeds.  The Borrower shall, and shall require the Subsidiaries to, use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20.                         No Restrictions.  Except as permitted or provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on the Borrower’s or any Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary, (b) pay any indebtedness owed to the Borrower or any Subsidiary, (c) make loans or advances to the Borrower or any Subsidiary, (d) transfer any of its Property to the Borrower or any Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.21.                         [Intentionally Omitted].

Section 8.22.                         Financial Covenants.  (a)  Total Funded Debt/Adjusted EBITDA Ratio.  As of the last day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall not permit the Total Funded Debt/Adjusted EBITDA Ratio to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	RATIO SHALL NOT BE GREATER THAN
the Closing Date	December 31, 2005	2.50 to 1.0
January 1, 2006	December 31, 2006	2.25 to 1.0
January 1, 2007	At all times thereafter	2.00 to 1.0

(b)                                 Minimum Net Worth.  The Borrower shall at all times maintain Net Worth in an amount not less than the sum of $43,500,000 plus 50% of the Borrower’s Net Income (but without deducting for losses) for each fiscal quarter commencing with the fiscal quarter ending December 31, 2004.

(c)                                  Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower ending during the periods specified below, the Borrower shall maintain a ratio of (i) Adjusted EBITDAR for the four fiscal quarters of the Borrower then ended, less Capital Expenditures of the Borrower and the Subsidiaries on a consolidated basis for the same four fiscal quarters then ended (provided that, solely for the purposes of calculating such ratio, Capital Expenditures of the Borrower and the Subsidiaries on a consolidated basis for each of the four fiscal quarter periods ended March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005 shall be deemed to be $12,000,000, notwithstanding the actual level of such Capital Expenditures during each of such four fiscal quarter periods), less federal, state, and local income taxes paid or payable in cash by the Borrower and its Subsidiaries on a consolidated basis for the same four fiscal quarters then ended to (ii) Fixed Charges of the Borrower and the Subsidiaries for the same four fiscal quarters then ended of not less than:

FROM AND INCLUDING	TO AND INCLUDING	RATIO SHALL NOT BE LESS THAN
the Closing Date	December 31, 2005	1.20 to 1.0
January 1, 2006	June 30, 2006	1.0 to 1.0
July 1, 2006	September 30, 2006	1.10 to 1.0
October 1, 2006	June 30, 2007	1.25 to 1.0
July 1, 2007	September 30, 2007	1.35 to 1.0
October 1, 2007	At all times thereafter	1.50 to 1.0

(d)                                 Minimum Financial Responsibility Composite Score.  As of the last day of each fiscal year of the Borrower, the Borrower shall not permit the Financial Responsibility Composite Score to be less than 1.0.

(e)                                  Cohort Default Rate.  The Borrower shall not, nor shall it permit any Subsidiary or any School to, maintain or permit to exist a Cohort Default Rate exceeding 20% at any time.

(f)                                    Capital Expenditures.  The Borrower shall not permit actual Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis to exceed $35,000,000 for any of the four fiscal quarter periods ending March 31, 2005, June 30, 2005, September 30, 2005 or December 31, 2005.

SECTION 9.                                EVENTS OF DEFAULT AND REMEDIES.

Section 9.1.                                Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                  (x) default in the payment when due of all or any part of the principal of any Note, (y) default for a period of five Business Days or more in the payment when due of any interest on any Note or (z) default for a period of five Business Days or more in the payment when due of any Reimbursement Obligation or of any fee or other Obligation payable hereunder or under any other Loan Document (whether, in the case of any such default, such due date is the scheduled maturity of such obligation or another time at which such obligation shall become due pursuant to the terms of the Agreement);

(b)                                 default in the observance or performance of any covenant set forth in Sections 8.1 (other than the second sentence thereof), 8.5 (a, b, c, f, g, j, k or l), 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.14(a), 8.16, 8.19, 8.20 or 8.22 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)                                  default in the observance or performance of any provision hereof or of any other Loan Document (in each case other than as set forth in clause (a) or (b), above) which is not remedied within 30 days after the earlier of (i) the date on which such default shall first become known to the Chief Executive Officer, President, Chief Financial Officer, Corporate Counsel or Vice President of Compliance and Review of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d)                                 any representation or warranty made by the Borrower or any Subsidiary herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the making or deemed making thereof;

(e)                                  any material provision in any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof or hereof (including, without limitation, Section 8.8 hereof), or except to the extent any such failure is caused by an action or omission of the Administrative Agent, a Lender, or one of their representatives, the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)                                    default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary that is outstanding at the time of such default in a principal amount aggregating in excess of $1,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated, and including any such acceleration in the form of a mandatory offer to the holders thereof to prepay such Indebtedness for Borrowed Money in full prior to its stated maturity), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) and any grace period with respect to such payment shall have lapsed;

(g)                                 any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, for the payment of money in an aggregate amount in excess of $1,000,000 (except to the extent covered by insurance pursuant to which the insurer has not denied liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days;

(h)                                 the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 (for all of such Persons) which it shall have become liable to pay to the PBGC or to a Plan or Multiemployer Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Section 4041(c) of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA that is reasonably expected to result in a liability of the Borrower or any of the Subsidiaries in an amount in excess of $1,000,000 for all of such Persons collectively, and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)                                     any Change of Control shall occur;

(j)                                     the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k)                                  a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l)                                     the DOE shall have, pursuant to Subpart G of 34 C.F.R., Part 668, regarding the eligibility of the Borrower, any Subsidiary or any School to participate in the Title IV Programs, notified the Borrower, any Subsidiary or such School, as the case may be, of any suspension or termination of Title IV Program funding, but only to the extent that such suspension or termination would constitute a Significant Regulatory Event; or

(m)                               the Borrower shall (x) own any property or assets other than its capital stock or other equity interests in the Subsidiaries or (y) conduct or operate any business other than its ownership of the Subsidiaries.

Section 9.2.                                Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent to be held as Collateral for the payment of Reimbursement Obligations then existing or thereafter arising the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3.                                Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate (except that the L/C Issuer’s obligation to honor presentments, drawings and other demands for payment under outstanding Letters of Credit shall not be affected) and the Borrower shall immediately pay to the Administrative Agent to be held as Collateral for the payment of Reimbursement Obligations then existing or thereafter arising the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4.                                Collateral for Undrawn Letters of Credit.  (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)                                 All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of any other Obligations.  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer.  If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (ii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts, credit balances, properties and investments held in the Collateral Account.

Section 9.5.                                Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 9.6.                                Expenses.  The Borrower agrees to pay to the Administrative Agent and each Lender all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

SECTION 10.                          CHANGE IN CIRCUMSTANCES.

Section 10.1.                         Change of Law.  Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, that as long as no Event of Default exists at such time, even if one or more conditions precedent to a Credit Event other than absence of an Event of Default have not been satisfied at such time, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2.                         Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)                                  the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market or other capital market in which it conventionally funds Eurodollar Loans for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market (i) the LIBOR Index Rate for such Interest Period cannot be determined and (ii) adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)                                 the Required Lenders advise the Administrative Agent that (i) either the LIBOR Index Rate for such Interest Period or LIBOR as determined by the Administrative Agent pursuant to clause (b) of the definition of “LIBOR” herein, as applicable, will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) the making or funding of Eurodollar Loans has become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3.                         Increased Cost and Reduced Return.  (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency promulgated on or after the date hereof shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein; and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto (in each case, other than taxes, which shall be governed exclusively by Section 13.1 and any specific provisions of any other Loan Documents), by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender or the Administrative Agent shall have determined that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change after the date hereof therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued or promulgated after the date hereof, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)                                  A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 10.4.                         Lending Offices.  Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.  To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 10.3 or 13.1 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5.                         Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.                          THE ADMINISTRATIVE AGENT.

Section 11.1.                         Appointment and Authorization of Administrative Agent.  Each Lender hereby appoints Harris Trust and Savings Bank as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2.                         Administrative Agent and its Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.  References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3.                         Action by Administrative Agent.  If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof.  The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2, 9.5 and this Section 11.3.  Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists (other than a Default or Event of Default arising under Section 9.1(a) hereof) unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4.                         Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5.                         Liability of Administrative Agent; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of (x) the Required Lenders or, (y) if such action or inaction requires, pursuant to the terms of the Loan Documents, the consent of (1) all of the Lenders or (2) the Required Lenders and certain specific Lenders, all of the Lenders or the Required Lenders and such specific Lenders, as the case may be, or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative

Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and the Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6.                         Indemnity.  The Lenders shall ratably, in accordance with their respective Revolver Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower (without limiting the obligations of the Borrower to do so) and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7.                         Resignation of Administrative Agent and Successor Administrative Agent.  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this

Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.  If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders until such time as a new Administrative Agent is appointed pursuant to the terms hereof, and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Section 11.8.                         L/C Issuer.  The Lenders authorize and direct the L/C Issuer to issue Letters of Credit in accordance with the terms of this Agreement.  The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 11.9.                         Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof.  In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 11.10.                  Designation of Additional Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, shall not impose any additional fees or costs on the Borrower, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 12.                          THE GUARANTEES.

Section 12.1.                         The Guarantees.  To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto or executing an Additional Guarantor Supplement (individually a “Guarantor” and collectively the “Guarantors,” including Subsidiaries formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantee jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest (including, without limitation, interest accruing after the commencement of a bankruptcy proceeding, whether or not allowed in any such proceeding) on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof.  In case of failure by the Borrower punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower.

Section 12.2.                         Guarantee Unconditional.  The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)                                  any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)                                 any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c)                                  any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other guarantor contained in any Loan Document;

(d)                                 the existence of any claim, set-off, or other rights which the Borrower or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e)                                  any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other guarantor, or any other Person or Property;

(f)                                    any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;

(g)                                 any invalidity or unenforceability relating to or against the Borrower or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

(h)                                 any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of such Guarantor under this Section 12.

Section 12.3.                         Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full.  If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or of any other guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4.                         Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be held as Collateral for the benefit of the Lenders or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5.                         Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower, another guarantor, or any other Person.

Section 12.6.                         Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7.                         Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8.                         Benefit to Guarantors.  All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor.  Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

Section 12.9.                         Guarantor Covenants.  Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13.                          MISCELLANEOUS.

Section 13.1.                         Withholding Taxes.  (a) Payments Free of Withholding.  Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than (i) taxes imposed on, or measured by, the recipient’s overall net income or overall gross income imposed by the jurisdiction in which such recipient’s principal executive office or Lending Office is located, (ii) branch profit taxes, franchise taxes or similar taxes imposed on the recipient, and (iii) any taxes that would not have been imposed but for the activities of the recipient in the jurisdiction imposing such tax other than the execution, delivery of, or otherwise or a result of the recipient’s participation in the transactions contemplated by this Agreement or the other Loan Documents) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, “Taxes”).  If any withholding for Taxes is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such Taxes (including such Taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made.  If the Administrative Agent or any Lender pays any amount in respect of any such Taxes, including penalties or interest thereon, the Borrower shall reimburse the Administrative Agent or such Lender for that payment following written demand therefor (which demand shall set forth the details relating to the Taxes for which reimbursement is sought with reasonable specificity), in the currency in which such payment was made.  If the Borrower pays any Taxes, including penalties or interest thereon, it shall deliver official tax receipts, certified copies thereof or evidence of such payment reasonably satisfactory to the Lender or Administrative Agent evidencing that payment, to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)                                 U.S. Withholding Tax Exemptions.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN or Form W-8 ECI (certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for the period governed by such form.  Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations.  Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a duly completed IRS Form W-9 or such other form or certificate as may establish a withholding tax exemption.  For any period with respect to which a Lender or the Administrative Agent has failed to provide the Borrower with the appropriate form described in this subsection (b) (other than to the extent that such failure, in accordance with subsection (c) below, is due to a change in law occurring after the date on which a form originally was required to be provided), such Lender or the Administrative Agent shall not be entitled to the additional amounts or indemnities with respect to Taxes withheld under subsection (a) of this Section 13.1 by reason of such failure.

(c)                                  Inability of Lender to Submit Forms.  If any Lender determines, as a result of any change after the date hereof in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable; provided, however, the Lender shall provide any form of certification that it is lawfully able to so provide as a basis for an exemption from or reduced rate of withholding.

(d)                                 Application of Credits.  If the Borrower is required to pay any amounts pursuant to the provisions of this Section 13.1, and if thereafter any Lender or the Administrative Agent (as the case may be) shall receive or be granted a credit against or remission or other relief for Taxes payable by the Lender or Administrative Agent (as the case may be) in respect of the amounts so paid by the Borrower, the Lender or Administrative Agent (as the case may be) shall to the extent that it can do so without prejudice to the retention of the amount of such credit, remission or other relief, pay to the Borrower 60 days after the date on which the Lender or Administrative Agent effectively obtains the benefit of such credit, remission or other relief an amount which it reasonably determines to be equal to such credit, remission or other relief less any sum which it is required by law to deduct therefrom.  Such Lender or the Administrative Agent (as the case may be) may, in its reasonable discretion, determine the order of utilization of all charges, deductions, credits and expenses which reduce Taxes imposed on its net income.  Nothing in this Section 13.1(d) shall be construed as requiring the Lender or Administrative Agent (as the case may be) to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such credit, remission or other relief, other than performing any ministerial acts necessary to be entitled to receive such credit, remission or other relief.

(e)                                  Assessments, Contests, Etc.  In the event that any Lender or the Administrative Agent receives written communication from any tax authority with respect to an assessment or proposed assessment of any Taxes, such Lender or the Administrative Agent (as the case may be) shall promptly notify Borrower in writing and provide a copy of such communication to Borrower.  In the event that an administrative or judicial proceeding is commenced involving any Lender or the Administrative Agent which, if determined adversely to it, would result in the payment of Taxes, such Lender or the Administrative Agent (as the case may be) shall promptly notify Borrower and shall permit Borrower to participate in such proceeding and in the preparation of submissions in connection with such proceeding to the extent that such Lender or the Administrative Agent reasonably determines that such participation by the Borrower will not be detrimental to its overall position in such proceeding, including with respect to any matters in such proceeding not affecting the Borrower.  In the event that such Lender or the Administrative Agent (as the case may be) fails to comply with this provision, with respect to any communication, or administrative or judicial proceeding, Borrower shall have no liability to indemnify such Lender or the Administrative Agent (as the case may be) hereunder with respect to Taxes that are the subject of such communication or proceeding.

Section 13.2.                         No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3.                         Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4.                         Documentary Taxes.  The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5.                         Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto are effective as of the time made or deemed made and may give rise to an Event of Default hereunder if they prove untrue in any material respect as of the date of the making or deemed making thereof, notwithstanding any lapse of time subsequent to such date.

Section 13.6.                         Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7.                         Sharing of Set-Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other

Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8.                         Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrower to:

Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
Attention:	Cesar Ribeiro
Telephone:	(973) 736-9340
Telecopy:	(973) 243-0841

with a copy to Scott M. Shaw (same address and telephone/telecopy numbers)

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 Business Days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9.                         Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10.                  Successors and Assigns.  This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assignee Lenders.  The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11.                  Participants.  Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and none of the Borrower, the Subsidiaries or the Administrative Agent shall have any obligation or responsibility to such participant.  Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree, without such participant’s consent, to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.  Provided that each participant or prospective participant has entered into an agreement to keep such information confidential on the terms set forth in Section 13.23 hereof, the Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

Section 13.12.                  Assignments.  (a) Each Lender shall have the right at any time, with the prior consent of the Administrative Agent and, so long as no Event of Default then exists, the Borrower (which consent of the Borrower shall not be unreasonably withheld) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Lender, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more commercial banks or other financial institutions or investors, provided that such assignment shall be of a fixed percentage (and not a varying percentage) of the assigning Lender’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Lender is assigning all of its Commitments, outstanding Loans and interests in Letters of Credit Obligations, the assigning Lender shall retain at least $5,000,000 in unused Commitments, outstanding Loans and interests in Letters of Credit, (ii) unless the assigning Lender is assigning all of its Commitments, outstanding Loans and interests in Letters of Credit Obligations, the assignee Lender shall have Commitments, outstanding Loans and interests in Letters of Credit of at least $5,000,000, (iii) each such assignment shall be evidenced by a written agreement (substantially in the form attached hereto as Exhibit G or in such other form acceptable to the Administrative Agent) executed by such assigning Lender, such assignee Lender or Lenders, the Administrative Agent and, if required as provided above, the Borrower, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Commitments of the assigning Lender to be assumed by the assignee Lender, and (iv) the assigning Lender shall pay to the Administrative Agent a processing fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by the

Administrative Agent in connection with any such assignment agreement; provided, further, however, that the Borrower’s consent shall not be required with respect to assignments by any Lender to an Affiliate thereof or to an Approved Fund with respect to such Lender.  Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment.  The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it.  Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Lender shall surrender to the Borrower its old Notes.  Provided that each such purchaser or prospective purchaser has entered into an agreement to keep such information confidential on the terms set forth in Section 13.23 hereof, the Borrower authorizes each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

(b)                                 Any Lender may at any time pledge or grant a security interest to a Federal Reserve Bank in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto.

Section 13.13.                  Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i)                                     no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder, or reduce any rate of interest payable hereunder, without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; and

(ii)                                  no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 13.13, release any material Guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

Section 13.14.                  Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15.                  Costs and Expenses; Indemnification.  (a) The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges (but subject to any limitations set forth in the Loan Documents) suffered or incurred by the Administrative Agent in connection with periodic environmental audits, regulatory reviews, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants (collectively, the “Indemnified Persons” ) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not an Indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit (collectively, “Damages”), other than those which arise from the gross negligence or willful misconduct of the Indemnified Person claiming indemnification.  The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent that the same arises from the gross negligence or willful misconduct of the party to be indemnified.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)                                 In furtherance of paragraph (a) of this Section 13.15, the Borrower also agrees to indemnify the Indemnified Persons for any Damages arising out of any of the following:  (i) any presence, Release or threatened Release of any Hazardous Material by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any Environmental Claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for Damages arising from the willful misconduct or gross negligence of the party claiming indemnification.

Section 13.16.                  Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender under the Loan Documents, irrespective of whether or not (a) that Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17.                  Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18.                  Governing Law.  This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (except to the extent a contrary choice of law is specifically elected in any Collateral Document).

Section 13.19.                  Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20.                  Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21.                  Construction.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22.                  Lender’s Obligations Several.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23.                  Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that the Borrower, individually and on behalf of the Subsidiaries, agrees that Information may be disclosed by each of the Administrative Agent, the Lenders and the L/C Issuer (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with the Loan Documents and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, the party hereto making such disclosure being responsible for any breach of this Section 13.23 by the Person to whom such disclosure is made), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the Subsidiaries and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a

nonconfidential basis from a source other than the Borrower or the Subsidiaries and not in breach of any confidentiality requirement or undertaking applicable to such source, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this clause (j).

For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries relating to the Borrower or any of the Subsidiaries or any of their respective businesses or properties, provided that, in the case of information received from the Borrower or the Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 13.24.                  Submission to Jurisdiction; Waiver of Jury Trial.  Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.25.                  USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

LINCOLN EDUCATIONAL SERVICES CORPORATION

By	/s/ Cesar Ribeiro
Name	Cesar Ribeiro
Title	VP.CFO

“GUARANTORS”

LINCOLN TECHNICAL INSTITUTE, INC.

By	/s/ Cesar Ribeiro
Name	Cesar Ribeiro
Title	VP. CFO

COMTECH SERVICES GROUP, INC.

By	/s/ David F.Carney
Name	David F.Carney
Title	Chairman & CEO

SOUTHWESTERN ACQUISITION, L.L.C.

By	/s/ Cesar Ribeiro
Name	Cesar Ribeiro
Title	VP.Treasurer

NASHVILLE ACQUISITION, L.L.C.

By	/s/ Cesar Ribeiro
Name	Cesar Ribeiro
Title	VP.Treasurer

NEW ENGLAND ACQUISITION, L.L.C.

By	/s/ Cesar Ribeiro
Name	Cesar Ribeiro
Title	VP.Treasurer

“LENDERS”

HARRIS TRUST AND SAVINGS BANK, in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent

By	/s/ Ronald Redd
Name:	Ronald Redd
Title:	Vice President

Address:
111 West Monroe Street
Chicago, Illinois 60603
Attention:	Ronald Redd
Telecopy:	(312) 461-3128
Telephone:	(312) 293-8445

FLEET NATIONAL BANK

By	/s/ James C.Silva
Name	James C.Silva
Title	Managing Director

Address:
100 Federal Street
Mailcode: MA5-100-09-04
Boston, Massachusetts 02110
Attention:	James C. Silva
Telecopy:	(617) 434-1692
Telephone:	(617) 434-8632

LASALLE BANK NATIONAL ASSOCIATION

By	/s/ Paul Korrison
Name	Paul Korrison
Title	Vice President

Address:

135 South LaSalle Street, Suite 1743
Chicago, Illinois 60603
Attention:	Paul Korrison
Telecopy:	(312) 904-4779
Telephone:	(312) 904-9292

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Matthew J. Schulz
Name	Matthew J. Schulz
Title	Vice President

Address:

777 East Wisconsin Avenue
(MK-WI-TGCB)
Milwaukee, Wisconsin 53202
Attention:	Matthew J. Schulz
Telecopy:	(414) 765-4632
Telephone:	(414) 765-5724

JPMORGAN CHASE BANK, N.A.

By	/s/ Harold V. Garrity III
Name	Harold V. Garrity III
Title	Vice President

Address:

695 Route 46 West
Fairfield, New Jersey 07004
Attention:	Hal Garrity
Telecopy:	(973) 439-5017
Telephone:	(973) 439-5052